                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material under Rule 14a-12

                       Navistar International Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                       Navistar International Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                       NAVISTAR INTERNATIONAL CORPORATION
                        455 North Cityfront Plaza Drive
                            Chicago, Illinois 60611

NOTICE OF 2001 ANNUAL MEETING OF SHAREOWNERS
TO BE HELD TUESDAY, FEBRUARY 20, 2001

To Our Shareowners:

     You are cordially invited to attend Navistar International Corporation's 2001 Annual Meeting of Shareowners. This year's meeting will be held at the University of Chicago, Gleacher Center, 6th Floor, 450 North Cityfront Plaza Drive, Chicago, Illinois on Tuesday, February 20, 2001, at 11:00 a.m.

     The purposes of the Annual Meeting are:

     - To elect 4 directors;

     - To consider and act upon a shareowner proposal requesting that the Board of Directors of the Company redeem the rights issued pursuant to the Company's Shareholder Rights Plan; and

     - To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Shareowners of record at the close of business on January 5, 2001 are entitled to notice of and to vote at this meeting.

     YOUR VOTE IS IMPORTANT. Whether you plan to attend the meeting or not, we urge you to vote your shares either by a toll-free telephone number or by signing and mailing the enclosed proxy card in the envelope provided. Instructions regarding both methods of voting are contained on the proxy card. If you attend the meeting and prefer to vote in person, you may do so.
                                          By Order of the Board of Directors,

                                          /s/Mary Patricia Cahill
                                          Mary Patricia Cahill
                                          Secretary
                                          January 19, 2001

                               TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING....................................  COVER

INFORMATION ABOUT THE ANNUAL MEETING........................    1

INFORMATION ABOUT VOTING....................................    1
     Quorum Requirements....................................    1
     Required Vote..........................................    2
     Other Matters..........................................    2

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS.....................    2

BOARD MEETINGS AND COMMITTEES...............................    4

AUDIT COMMITTEE REPORT......................................    4

DIRECTORS' COMPENSATION.....................................    6

NAVISTAR COMMON STOCK OWNERSHIP BY DIRECTORS AND OFFICERS...    7

PERSONS OWNING MORE THAN 5% OF NAVISTAR COMMON STOCK........    8

EXECUTIVE COMPENSATION......................................    9
     Committee on Compensation and Governance Executive
      Compensation Report...................................    9
     Performance Graph......................................   12
     Executive Compensation Tables..........................   13
     Termination Arrangements...............................   15
     Retirement Plans.......................................   15
     Certain Related Transactions...........................   18

PROPOSAL NO. 2 -- SHAREOWNER PROPOSAL REGARDING REDEMPTION
     OF RIGHTS ISSUED UNDER COMPANY'S SHAREHOLDER RIGHTS
     PLAN...................................................   19

OTHER INFORMATION...........................................   21
     Annual Reports.........................................   21
     Section 16(a) Beneficial Ownership Reporting
      Compliance............................................   21
     Proxy Solicitation.....................................   21
     Shareowner Proposals for the 2002 Annual Meeting.......   21
     Independent Public Accountants.........................   21

                                PROXY STATEMENT

                       Navistar International Corporation
                        455 North Cityfront Plaza Drive
                            Chicago, Illinois 60611

                      INFORMATION ABOUT THE ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Navistar International Corporation, a Delaware corporation, for use at the Annual Meeting of Shareowners. The meeting will be held at the University of Chicago in the Gleacher Center, 6th Floor, 450 North Cityfront Plaza Drive, Chicago, Illinois on Tuesday, February 20, 2001 at 11:00 a.m. This Proxy Statement summarizes information that we are required to provide you under the rules of the U.S. Securities and Exchange Commission and is designed to assist you in voting your shares. On or about January 19, 2001, we began sending these proxy materials to all shareowners of record at the close of business on January 5, 2001.

                            INFORMATION ABOUT VOTING

     Shareowners can vote in person at the Annual Meeting or by proxy. There are two ways to vote by proxy:

     -- By Telephone -- If you hold your shares in your own name rather than through a broker, you can vote by telephone by calling the toll-free number listed on the proxy card. Please see your proxy card for specific instructions.

     -- By Mail -- You can vote by mail by signing, dating and mailing the enclosed proxy card.

     By voting by proxy, you will direct the individuals named on the card (your "proxies") to vote your shares at the Annual Meeting in the manner you indicate. The persons named as proxies were selected by the Board of Directors and are either directors or officers of the Company or both. If you sign and return the card without indicating your instructions, then the designated proxies will vote your shares "FOR" the election of all four nominees for director and "AGAINST" the shareowner's proposal requesting the Board to redeem the preferred share purchase rights.

     You may revoke or change your proxy at any time before it is exercised by sending a written revocation to the Company's Secretary, by providing a later dated proxy, by voting by telephone at a later time, or by attending the Annual Meeting and voting in person.

     You may have your votes kept confidential by so indicating in the designated place on the proxy card or when prompted during telephone voting. If you are a participant in the Company's 401(k) Retirement Savings Plan, 40l(k) Plan for Represented Employees, or Retirement Accumulation Plan, the proxy card will represent the number of shares allocated to your account under the Plan and will serve as a direction to the Plan's trustee as to how the shares in your account are to be voted.

     Holders of record of Navistar's Common Stock at the close of business on January 5, 2001 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were outstanding 59,387,098 shares of Common Stock. You are entitled to one vote per share, exercisable in person or by proxy, with respect to all matters to come before the Annual Meeting.

QUORUM REQUIREMENTS

     A quorum is necessary to hold a valid meeting. Under the Company's Bylaws at least one-third of the Company's Common Stock must be represented at the Annual Meeting, whether in person or by proxy, to constitute a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker "non-vote" occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

REQUIRED VOTE

     Directors are elected by a plurality vote of shares present (in person or by proxy) at the meeting, meaning that the four nominees for director receiving the highest number of votes will be elected. Abstentions and broker "non-votes" are not counted in determining the number of shares voted for or against any nominee for director or for the shareowner's proposal requesting the Board to redeem the rights issued to the Company's Shareholder Rights Plan.

OTHER MATTERS

     The Board of Directors does not know of any other matters that will be presented at the Annual Meeting other than the proposal discussed in this Proxy Statement. If any other matter properly comes before the Annual Meeting, your proxies will vote your shares in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     Our Board of Directors currently is divided into three classes (Class I, Class II, and Class III) for purposes of election. One class is elected at each annual meeting of shareowners to serve for a three-year term.

     Four directors will be elected at the Annual Meeting to serve as Class II directors for a three-year term beginning at this Annual Meeting and expiring at our Annual Meeting in the year 2004. The Board of Directors has nominated Michael N. Hammes, John R. Horne, Southwood J. Morcott and William F. Patient for election as Class II directors. Each nominee is presently a director of Navistar. Your proxies will vote your shares FOR the nominees, unless you instruct otherwise. Each nominee elected as a director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS.

     The Company expects each nominee to be able to serve. If a nominee is unavailable for election, the Board may choose another nominee and your proxies will then vote your shares for that nominee or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting. The Board currently has 12 members. The Board has authority under the Company's Bylaws to fill vacancies and to increase and decrease its size.

     If you want to recommend a director candidate, you may do so in accordance with the Company's Bylaws which require advance notice to the Company and certain other information. If you are interested in recommending a director candidate, you should request a copy of the Bylaws provisions from the Company's Secretary.

     Class III and Class I directors will continue in office following this Annual Meeting and their term will expire in 2002 (Class III) or 2003 (Class I). The following are brief biographies of each of the directors and director nominees.

NOMINEES FOR CLASS II DIRECTORS WHOSE TERMS EXPIRE 2004

     MICHAEL N. HAMMES, 59, director since 1996. He is President and Chief Executive Officer of Sunrise Medical, Inc., which designs, manufacturers and markets home medical equipment worldwide, since January 2000. He was Chairman and Chief Executive Officer of the Guide Corporation, a major supplier of automotive lighting components, from 1998 to 2000. He was also Chairman and Chief Executive Officer of The Coleman Company, Inc., a manufacturer and distributor of camping and outdoor recreational products and hardware/home products, from 1993 to 1997. He is a director of Johns Manville Corporation and Sunrise Medical, Inc., and a member of the Board of Visitors of Georgetown University's School of Business. Committees: Finance and Compensation and Governance.

     JOHN R. HORNE, 62, director since 1990. He is Chairman of the Board of Directors since 1996, and President and Chief Executive Officer of Navistar since 1995. He was President and Chief Operating Officer of Navistar from 1990 to 1995. Mr. Horne serves on the Board of Directors of the National Association of Manufacturers (NAM), Intermet Company, and Junior Achievement of Chicago (Chairman); is a member of the Board of Trustees of Taylor University in Upland, Indiana; serves on the Mechanical Engineering Industrial Advisory Council for Purdue University; and is a member of the Conference Board, the Economic Club of Chicago and the Executives' Club of Chicago. Committee: Executive (Chair).

     SOUTHWOOD J. MORCOTT, 62, director since June 2000. He retired as Chairman of the Board of Dana Corporation, a manufacturer and distributor of automotive and vehicular parts, in April 2000, a position he had held, since 1990. He was Chief Executive Officer from 1989 to 1999 and President from 1986 to 1996 of Dana Corporation. He is a director of CSX Corporation, Phelps-Dodge Corporation and Johnson Controls, Inc. Committees: Finance and Compensation and Governance.

     WILLIAM F. PATIENT, 66, director since 1996. Mr. Patient is the retired Chairman of the Board and Chief Executive Officer of The Geon Company, positions he held from 1993 until his retirement in 1999. The Geon Company manufactures polyvinyl chloride (PVC) resins and compounds, which are used in a wide variety of applications, including household appliances, business machines and construction products. He is Chairman of the Board of the Cleveland State University Foundation, director of the University Hospital Health Systems, and a member of the Board of Trustees of Washington University. Committees: Audit and Compensation and Governance.

CLASS III DIRECTORS WHOSE TERMS EXPIRE 2002

     WILLIAM F. ANDREWS, 69, director since 1984. He is Chairman of Northwestern Steel & Wire Co., a manufacturer of steel rods, wire and beams, since 1999. He also is Chairman of Scovill Fasteners, Inc., a manufacturer of apparel and industrial fasteners, since 1995; and he is Chairman of the Board of Directors of Corrections Corporation of America, since August 2000. From 1995 to 1999 he served as Chairman of Schrader, Inc. a manufacturer of tire valves and automotive accessories. From 1992 to 1995 he served as Chairman, President and Chief Executive Officer at Amdura Company, a manufacturer of products for construction and agricultural machinery. He is a director of Prison Realty, Johnson Controls, Inc., Katy Industries, Inc., Black Box Corp., and Trex Corporation. Committees: Finance (Chair), Compensation and Governance, and Executive.

     JOHN D. CORRENTI, 53, director since 1994. He is Chairman and Chief Executive Officer of Birmingham Steel Corporation, a manufacturer of steel and steel products, since 1999. Mr. Correnti resigned as Chief Executive Officer, President and Vice Chairman of Nucor Company, one of the largest steel manufacturers in the U.S., in 1999, a position he had held since 1996. From 1991 to 1996 he served as President and Chief Operating Officer and as a director of Nucor. He is a director of Harnischfeger, Inc. and Steel Manufacturers Association. Committees: Audit and Compensation and Governance.

     ALLEN J. KROWE, 68, director since 1997. He retired as Vice Chairman of Texaco Inc., a global energy company, in 1997, a position he had held since 1993. From 1988 to 1995 he served as Chief Financial Officer of Texaco. He is a director of the University of Maryland Foundation, PPG Industries, Inc. and IBJ Whitehall Bank and Trust Company. Committees: Audit (Chair), Executive, and Finance.

CLASS I DIRECTORS WHOSE TERMS EXPIRE 2003

     Y. MARC BELTON, 41, director since 1999. He is Senior Vice President of General Mills, Inc. and President of the "Big G" Division since 1999. General Mills, Inc. is engaged in the manufacture and marketing of consumer food products. From 1997 to 1999 he was President of the New Ventures Division. From 1994 to 1997 he was President, Snacks Division. He was named a Vice President of General Mills in 1991. He serves on the board of directors of Urban Ventures and the New Union in Minneapolis as well as the Board of Trustees of Northwestern College. He is a member of the Executive Leadership Council and the Minnesota Prayer Breakfast.
Committees: Audit and Compensation and Governance.

     JERRY E. DEMPSEY, 68, director since 1984. He is the retired Chairman of the Board and Chief Executive Officer of PPG Industries, Inc., a diversified global manufacturer of glass, protective coatings and chemicals, a position he had held from 1993 to 1997. He is a director of Eastman Chemicals and Birmingham Steel Corporation. He is a member of the Dean's Advisory Board for Clemson University's School of Engineering, Chairman of the President's Advisory Council, and Co-Chairman of the Commission on the Future of Clemson University. He serves as a Trustee of the Pittsburgh Theological Seminary and is a director of the Greenville Symphony. Committees: Compensation and Governance (Chair), Executive, and Finance.

     DR. ABBIE J. GRIFFIN, 46, director since 1998. She is a Professor of Business Administration at the University of Illinois, Urbana-Champaign since 1997. She was Associate Professor of Marketing and Production Management from 1993 to 1997 at the University of Chicago, Graduate School of Business.
Committees: Finance and Audit.

     ROBERT C. LANNERT, 60, director since 1990. He is Executive Vice President and Chief Financial Officer of Navistar since 1990. He is President of the Des Plaines Valley Council of the Boy Scouts of America.

ADDITIONAL DIRECTOR

     In July 1993, the Company restructured its post-retirement health care and life insurance benefits pursuant to a settlement agreement, which required, among other things, the addition of a seat on the Company's Board of Directors. The director's seat is filled by a person appointed by the United Automobile, Aerospace & Agricultural Implement Workers of America (the "UAW"). This director is not part of the classes referred to above and is not standing for election by shareowners at the Annual Meeting.

     PAUL C. KORMAN, 64, director since April 2000. He is a regional director of the UAW, Region 4, since 1995. He was elected to various posts in his local union and was appointed to the staff of the International Union in 1968. In that position he carried out servicing responsibilities involving UAW members at Navistar (then known as International Harvester), Caterpillar and J. I. Case Plants. The UAW appointed Mr. Korman to the Board of Directors for a term extending through April 2001. Committees: Audit and Finance.

                         BOARD MEETINGS AND COMMITTEES

     In fiscal year 2000 the full Board met 6 times, one of which was an executive session to evaluate the performance of the Board. In addition, the Board's non-employee directors met 1 time in a regularly scheduled executive session to evaluate the performance of the Chief Executive Officer. All of the directors attended at least 75% of all the meetings of the Board and the committees on which he or she serves.

     The Board has 4 standing committees. Committee membership is noted for each director next to the director's name in the biographical section above.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors ("Committee") is composed of 6 directors, none of whom is an employee of the Company. The Committee is governed by a charter as revised and approved by the Board of Directors ("Board") on April 18, 2000. A copy of the charter is attached as Exhibit A. In accordance with its written charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the

Company. During fiscal year 2000, the Committee met 5 times, and the Committee chair, as representative of the Committee, discussed the interim financial information contained in quarterly earnings announcements with both management and the independent auditors prior to public release.

     In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

     The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

     The Committee reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended October 31, 2000, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended October 31, 2000, for filing with the Securities and Exchange Commission.

                                          Audit Committee

                                          Allen J. Krowe, Chairperson
                                          Y. Marc Belton
                                          John D. Correnti
                                          Abbie J. Griffin
                                          Paul C. Korman
                                          William F. Patient

     EXECUTIVE COMMITTEE -- The Executive Committee is composed of 4 directors, three of whom are not employees of the Company. The Committee represents the Board between meetings for the purpose of consulting with officers, considering matters of importance and either taking action or making recommendations to the Board. The Committee held no meetings in fiscal year 2000.

     FINANCE COMMITTEE -- The Finance Committee is composed of 7 directors, none of whom are employees of the Company. The Committee reviews the Company's financing requirements; custody and management of assets which fund the pension and retirement savings plans of the Company's subsidiaries; procedures by which projections and estimates of revenues, expenses, earnings and cash flow are developed; dividend policy; and operating and capital expenditure budgets. The Committee also monitors the Company's relationship and communications with its lenders and its financial disclosure policy. In fiscal year 2000, the Committee held 3 meetings.

     COMMITTEE ON COMPENSATION AND GOVERNANCE -- The Committee on Compensation and Governance is composed of 7 directors, none of whom are employees of the Company. The Committee recommends to the Board the election, structure, responsibilities and compensation of all executive officers. The Committee also has responsibilities for the organization of the Board. The Committee reviews and makes recommendations to the Board concerning nominees for election as directors. Upon management's recommendation, the Committee also reviews basic changes to non-represented employees' base compensation and incentive and benefit plans. The Committee held 6 meetings in fiscal year 2000.

                            DIRECTORS' COMPENSATION

     Directors who are Navistar employees receive no fees for their service as directors. Directors who are not employees of the Company receive separate compensation for Board service. That compensation includes:

Annual Retainer:                          $26,000
Attendance Fees:                          $1,000 for each Board meeting
                                          $1,000 for each committee meeting
                                          Expenses related to attendance
Committee Chairman Additional             $3,000
  Retainer:
Stock Options:                            2,500 shares annually (The exercise
                                          price of these options is equal to the
                                          fair market value of Navistar's Common
                                          Stock on the first business day after
                                          the date of grant. The options expire
                                          10 years after the grant date.)

At least one-fourth of the annual retainer is paid in the form of restricted stock.

     Under Navistar's Non-Employee Directors Deferred Fee Plan, directors may defer payment of fees in cash or in restricted stock. At the request of the UAW (the organization which elected Mr. Korman to the Board), all of the cash portion of Mr. Korman's annual retainer and attendance fees (together with a cash amount equal to the value of the restricted stock which otherwise would be payable to Mr. Korman) is contributed to a trust created in 1993 pursuant to a restructuring of Navistar's retiree health case benefits.

     Directors who are not employees of the Company receive retirement fees if they serve on the Board for at least five years. The annual retirement fee is equal to a percentage of the annual retainer at the time of the director's retirement. Directors who joined the Board prior to 1994 receive 100% of the annual retainer. Directors who joined the Board after that time receive 50% of the annual retainer, which increases by 10% for each year of service beyond five years, with a maximum retirement fee of 100% of the annual retainer for ten years of service. Retirement fees are paid to the director and, upon his or her death, to the director's spouse. Payment begins on the later of the director's retirement or age 65. Retirement fees continue for a period equal to the number of years the director served on the Board. However, in the event of the death of the director (or the director's spouse, if the director is survived by his or her spouse), retirement fees automatically terminate. A director's right to receive retirement fees will vest automatically in the event of a change in control of the Company as defined in the retirement agreement.

           NAVISTAR COMMON STOCK OWNERSHIP BY DIRECTORS AND OFFICERS

     This table shows how much Common Stock the executive officers and directors beneficially own as of December 31, 2000. In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote or transfer, and stock options exercisable within 60 days. Except as noted, the persons named in the table below have the sole voting and investment power with respect to all shares beneficially owned by them.

                                                                            NUMBER OF SHARES
                                                                ----------------------------------------
                                                                                OBTAINABLE
                                                                                 THROUGH
                                                                               STOCK OPTION
                         NAME/GROUP                             OWNED(1)(2)      EXERCISE        TOTAL
                         ----------                             -----------    ------------    ---------
William F. Andrews..........................................        2,900         10,000          12,900
Y. Marc Belton..............................................          160          2,000           2,160
Robert A. Boardman..........................................       41,050         49,700          90,750
John D. Correnti............................................        2,774         10,500          13,274
Jerry E. Dempsey............................................        2,800         12,000          14,800
Dr. Abbie Griffin...........................................        1,000          4,000           5,000
Michael N. Hammes...........................................        1,580          8,000           9,580
John R. Horne...............................................      319,574        118,285         437,859
J. Steven Keate.............................................       32,575         39,931          72,506
Paul C. Korman..............................................            0              0               0
Allen J. Krowe..............................................       13,179          6,000          19,179
Robert C. Lannert...........................................      123,341        234,533         357,874
Southwood J. Morcott........................................        2,000              0           2,000
William F. Patient..........................................        6,031          8,000          14,031
Daniel C. Ustian............................................       62,527         32,507          95,034
All Directors and Executive Officers as a Group.............      822,503        828,195       1,650,698

---------------
(1) Includes shares over which there is shared investment power as follows: Mr. Andrews -- 2,900 shares; Mr. Lannert -- 25,000 shares; Directors and Executive Officers as a Group -- 27,900 shares. Includes shares over which there is shared voting power as follows: Mr. Lannert 25,000 shares; Directors and Executive Officers as a Group -- 25,000 shares.

(2) The number of shares shown for each executive officer (and all executive officers as a group) includes the number of shares of Navistar Common Stock owned indirectly, as of December 31, 2000, by such executive officers in the Company's 401(k) Retirement Savings Plan and Retirement Accumulation Plan, as reported to us by the Plan trustee.

    Under our Stock Ownership Program executives may defer their cash bonus into deferred share units ("DSUs"). If an executive officer has elected to defer cash bonus, the number of shares shown for such executive officer includes these DSUs. These DSUs vest immediately (but may not settle within 60 days of December 31, 2000). The number of shares shown for each executive officer (and all executive officers as a group) also includes premium share units ("PSUs") that were awarded under the Stock Ownership Program. PSUs vest in equal installments on each of the first three anniversaries of the date on which they are awarded (but may not settle within 60 days of December 31, 2000).

    Under Navistar's Non-Employee Directors Deferred Fee Plan, directors may defer the portion of their retained fee payable in restricted stock. If a director has elected to defer this portion of the retained fee into phantom stock units, these phantom stock units are shown in this column.

     As of December 31, 2000, all directors and executive officers as a group beneficially owned 2.8 % of the outstanding shares of Common Stock. No person named in the table above beneficially owned more than 1% of the outstanding shares of Common Stock.

              PERSONS OWNING MORE THAN 5% OF NAVISTAR COMMON STOCK

     This table indicates, as of December 31, 2000, all persons we know to be beneficial owners of more than 5% of Navistar's Common Stock. This information is based on Schedule 13G reports filed with the U.S. Securities and Exchange Commission by each of the firms listed in the table below.

                                                                TOTAL AMOUNT
                                                                AND NATURE OF
                                                                 BENEFICIAL
                      NAME AND ADDRESS                            OWNERSHIP      PERCENT OF CLASS
                      ----------------                          -------------    ----------------
Gabelli Asset Management, Inc.
One Corporate Center
Rye, New York 10580.........................................     5,129,471(A)           8.6%
FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109.................................     8,910,157(B)          15.0%

---------------
(A) As reported in Schedule 13G, as amended, dated March 3, 2000, filed with the U.S. Securities and Exchange Commission by Gabelli Funds, LLC, a wholly-owned subsidiary of Gamco Asset Management, Inc. It is reported in the 13G that Gabelli Funds, LLC has sole voting power with respect to 2,220,000 shares and sole dispositive power with respect to 2,220,000 shares. Gamco Investors, Inc. has sole voting power with respect to 2,731,371 and sole dispositive power with respect to 2,800,471. Gabelli International II Limited has sole voting power with respect to 9,000 shares and sole dispositive power to 9,000 shares. Gabelli International Limited has sole voting power with respect to 15,000 shares and sole dispositive power with respect to 15,000. Gemini Capital Management Ltd. has sole voting power with respect to 85,000 and sole dispositive power with respect to 85,000.

(B) As reported in a Schedule 13G, dated September 29, 1999 filed with the U.S. Securities and Exchange, as amended, dated February 16, 2000 FMR Corp. ("FMR"), Edward C. Johnson, 3d, Chairman of FMR, Abigail P. Johnson, a Director of FMR, and Fidelity International Limited. It is reported in the
    Schedule 13G that (1) FMR has sole dispositive power with respect to 8,052,187 shares and sole voting power with respect to 2,136,287 shares, (2) Edward C. Johnson, 3d and Abigail P. Johnson have sole dispositive power over these shares, and (3) these shares represented (a) 5,537,700 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, as a result of acting as investment advisor to various investment companies ("Funds"), (b) 2,214,487 shares beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, as a result of its serving as investment manager of certain institutional accounts, and (c) 857,970 shares beneficially owned by Fidelity International Limited, Pembroke Hall, 42 Crowlane, Hamilton, Bermuda, a company of which a partnership controlled by Mr. Johnson and family members owns approximately 1.35% of the voting stock, as a result of acting as investment adviser to various non-U.S. investment companies and certain institutional investors. The voting power with respect to the 5,537,700 shares beneficially owned by Fidelity is held by the Board of Trustees of the various investment companies of which Fidelity is the investment advisor. FMR, Edward C. Johnson, 3d, and the Funds collectively each has the sole power to dispose of the 2,514,487 shares beneficially owned by Fidelity.

                             EXECUTIVE COMPENSATION

COMMITTEE ON COMPENSATION AND GOVERNANCE EXECUTIVE COMPENSATION REPORT

INTRODUCTION

     The Board's Committee on Compensation and Governance ("Committee") establishes, administers, and monitors all compensation and benefit programs under which executive benefits are provided and compensation is paid or awarded to the Company's executive officers. Specifically the Committee reviews the performance of executive officers and makes compensation decisions with respect to the Company's executive officers, given the overall successes of the individual executives and the organization as a whole.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The executive compensation program is designed to closely align executive compensation with corporate and individual performance and the total return to shareowners. The Company has developed an overall compensation philosophy that is built on a foundation of guiding principles:

     - Competitive Positioning: To attract and retain the executive talent required to achieve the Company's goals through a market competitive total remuneration package.

     - Performance Orientation: Executive compensation has a strong individual performance-based link, and is designed to promote an alignment of interests between shareowners and senior executives.

     - Equity: Compensation programs are fair and equitable, and create no advantage for any one individual or group on the basis of age, service, or other non-performance related criteria.

     - Ownership and Responsibility: The Company has designed a compensation program that recognizes individual contributions as well as linking executive and shareowner interests through compensation programs that are based on common measures of financial success.

MARKET COMPENSATION REVIEW

     In 2000 the Committee conducted a comprehensive review of the executive compensation program to ensure that pay opportunities are competitive with the current market, and that there is an appropriate link between Company and individual performance, the Company's stated compensation philosophy, and actual executive compensation. This process included consultation with an independent compensation and benefits consulting firm throughout the year on such issues as base salaries, incentive awards, and overall compensation and benefits philosophy. The Committee reviews executive compensation against peer groups of companies with which the Company competes for talent. Competitive executive compensation data was gathered from the following industry and peer groups:

     - A group of aerospace, automobile, and other transportation companies; and

     - A custom peer group of 19 companies reflecting a cross section of automotive companies, and companies with $6 to $10 billion in revenues.

     The Committee believes that the market in which the Company competes for talent is growing in breadth and scope. Therefore, we feel it is relevant to include in our compensation review not only some of those companies that make up the Standard and Poor's Heavy Duty Truck & Parts Index, which appears in the Performance Graph in this Proxy Statement, but also those organizations that we view as a relevant source for executive talent.

     The Company has established and communicated to executives a policy of targeting base salaries at the 50th percentile of the competitive market. Incentive compensation is targeted to reward executives with total compensation at the 50th percentile of the market for target corporate performance, and at the 75th percentile for distinguished corporate performance. This philosophy was adhered to in setting base salaries.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of The Internal Revenue Code of 1986 provides that a public company generally may not deduct the amount of annual compensation paid to certain executive officers which is more than $1 million. The provision does not apply to certain performance-based compensation that meets the requirements contained in IRS regulations. Performance based compensation can include income from stock options, restricted stock, and certain formula driven compensation that meets the IRS requirements. The Committee has considered the effect of this Internal Revenue Code limitation, and has concluded that the limitation will not have any significant effect on the Company's income tax liability.

ELEMENTS OF EXECUTIVE COMPENSATION

     The elements of the Company's executive compensation program include base salary, an annual incentive program, and long-term incentives. Although each decision relative to these compensation programs has to be undertaken separately, the Committee considers the total compensation and benefits package (including salary, incentives, stock options, pension benefits, supplemental retirement benefits, insurance and other benefits) when making any compensation decision. Also, in considering the individual performance of the executives named in this proxy statement, the Committee takes into consideration the opinions and recommendations of Mr. Horne, the Chief Executive Officer, for positions other than his own.

BASE SALARY

     Base salaries for executive officers are determined initially by evaluating and comparing the responsibilities of their positions and experiences and by reference to the competitive marketplace for executive talent. Salary adjustments are determined by evaluating the performance of the Company and of each executive. In addition, the market is surveyed to determine average year over year industry changes in executive pay.

     Based on the competitive survey conducted by the outside consultants and a subjective review of individual performance, the Committee increased base pay of the executives named in the Summary Compensation Table by an average of 11% in 2000. These increases in base pay resulted in the group of executive officers who are paid, on average, at the median of the competitive market.

ANNUAL INCENTIVE

     A substantial portion of the Company's executive compensation package is contingent upon the Company attaining financial and non-financial performance goals established by the Committee prior to the beginning of each fiscal year. Approximately 510 participants are eligible for annual incentive payments. The target annual incentive varies by organization level, from 25% of base salary for senior managers to 110% of base salary for the Chief Executive Officer. In 1999, the Committee approved several revisions that were put into effect for the 2000 annual incentive plan. The changes increased the incentive targets certain levels of management employees can receive, as a percent of their base salary, and increased the target multiplier to 200% of target at distinguished levels of Company performance for senior management.

LONG-TERM INCENTIVES

     In recent years, the Company has delivered long-term incentive compensation entirely in annual stock option grants to all executives. Option grants are made to executives at the fair market value price on the date of grant and expire on the 10th anniversary of the grant. In 2000, one-third of the options granted become exercisable on each of the first, second and third anniversaries of the grant.

     When determining the size of the option grants made to executives, the Committee again considered the results of a competitive compensation survey conducted by an outside consulting firm.

     The Company feels strongly that it is important to encourage senior executives to hold significant amounts of Navistar stock, thereby tying their long-term economic interest directly to that of the shareowners. To achieve this goal, the Company has implemented stock ownership guidelines for those executives. The Company's stock ownership targets apply to approximately 35 executives, the majority of whom hold the title of staff vice president and above. Executives are expected to attain their respective ownership level within five years. These executives have ownership requirements that range from 75% to 300% as a percent of base salary. Currently, the average number of shares owned by these executives exceeds the required number of shares.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Horne's 1999 base salary was significantly below the median base salary for comparable positions, according to the compensation survey conducted that same year. As a result of this below market competitive pay level for Mr. Horne's base salary, his 2000 salary was increased by $150,000 to $1,000,000 which, according to the compensation survey, was within competitive levels at 5% below the 50th percentile of the Company's competitive market.

     Mr. Horne's 2000 annual cash incentive payment would have been awarded on the achievement of a very challenging return on equity goal for the Company established by the Committee, as well as the achievement of various non-financial goals of each business unit. These non-financial goals include, but are not limited to, business strategies, culture initiatives, leadership resources planning, product developments, and health and safety. Because these aggressive financial goals were not met, Mr. Horne did not receive an annual incentive payment for 2000.

     In fiscal year 2000, Mr. Horne was also granted an option to purchase 167,600 shares of Common Stock. This award is both competitive and commensurate with market practice given the recent outstanding Company and individual performance.

     It is the Committee's view that the Company's executive compensation programs and awards provide a significant link between individual and corporate performance and compensation paid. The Committee also believes that the programs are appropriate in the current competitive market and in the shareowners' interests.
                                          Committee on Compensation and
                                          Governance

                                          Jerry E. Dempsey, Chairperson
                                          William F. Andrews
                                          Y. Marc Belton
                                          John D. Correnti
                                          Michael N. Hammes
                                          Southwood J. Morcott
                                          William F. Patient

PERFORMANCE GRAPH

     This graph shows the yearly percentage change in the Company's cumulative total shareowner return on Navistar's Common Stock during the last five fiscal years ended October 31, 2000. The graph also shows the cumulative total returns of the S&P 500 Index and the S&P Truck and Parts Index.

     The comparison assumes $100 was invested on October 31, 1995, in Navistar Common Stock and in each of the indices shown and assumes reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       NAVISTAR COMMON STOCK, S&P 500 INDEX AND S&P TRUCKS & PARTS INDEX
                         FISCAL YEAR ENDING OCTOBER 31

                               PERFORMANCE GRAPH

                                 1995         1996          1997           1998           1999           2000
      ------------------------------------------------------------------------------------------------------------
       Navistar                 100.0         91.5         226.2          203.7          409.8          322.6
       S&P 500                  100.0        121.3         157.3          188.9          234.4          245.8
       S&P Trucks & Parts       100.0        121.2         205.4          170.2          234.8          189.7

Performance Graph

EXECUTIVE COMPENSATION TABLES

     This table provides compensation information for the fiscal years 1998, 1999 and 2000 for the Company's Chief Executive Officer and the four next most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                          COMPENSATION AWARDS
                                                                     ------------------------------
                                                                                         SECURITIES
                                          ANNUAL COMPENSATION        RESTRICTED STOCK    UNDERLYING     ALL OTHER
                                       --------------------------         AWARDS          OPTIONS/     COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR    SALARY ($)    BONUS ($)(1)       ($) (2)(3)        SARS (#)       ($) (4)
---------------------------    ----    ----------    ------------    ----------------    ----------    ------------
John R. Horne..............    2000     $975,000               0        $4,990,375        342,636        $24,492
Chairman, President and        1999     $833,333      $1,700,000                 0        142,000        $19,500
Chief Executive Officer        1998     $716,667      $  900,000                 0         63,000        $21,134
Robert C. Lannert..........    2000     $450,000               0                 0         62,800        $ 7,182
Executive Vice President       1999     $450,000      $  488,750                 0         48,000        $ 7,966
and Chief Financial Officer    1998     $441,667      $  500,000                 0         41,000        $10,553
Daniel C. Ustian...........    2000     $412,500               0        $  692,363         72,754        $ 3,307
President, Engine              1999     $333,333      $  600,000                 0         32,000        $ 2,847
and Foundry Group              1998     $288,333      $  375,000        $   73,292         16,100        $ 3,168
J. Steven Keate............    2000     $375,000               0        $   13,921         44,100        $ 2,163
President, Truck Group         1999     $282,500      $  300,000        $   10,064         53,000        $ 1,432
                               1998     $226,250      $  228,000        $   91,496         10,300        $ 1,271
Robert A. Boardman.........    2000     $316,667               0                 0         25,200        $ 3,112
Senior Vice President and      1999     $293,333      $  297,500                 0         21,000        $ 3,038
General Counsel                1998     $271,667      $  250,000        $   13,779         16,100        $ 3,668

---------------
(1) The amounts shown include the dollar value of bonuses earned in fiscal years 1998 and 1999 but deferred into deferred share units under the Company's Stock Ownership Program at the election of the named executive officer.

(2) The amounts shown include the dollar value of premium share units representing shares of Common Stock awarded in fiscal years 1998, 1999 and 2000 under the Company's Stock Ownership Program based on (a) the attainment of certain stock ownership thresholds by the named executive officer and/or
    (b) the election of the named executive officer to defer a portion of his future cash bonus into deferred share units.

(3) The number and value of the aggregate premium share units ("PSUs") on October 31, 2000 for each of the persons named above is as follows: Mr. Horne 167,179 PSUs with an aggregate value of $5,526,938; Mr. Lannert 16,250 PSUs with an aggregate value of $537,225; Mr. Ustian 25,126 PSUs with an aggregate value of $830,666; Mr. Keate 5,931 PSUs with an aggregate value of $196,079; and Mr. Boardman 6,377 PSUs with an aggregate value of $210,824. The PSUs vest in equal installments on each of the first three anniversaries of the date on which they are awarded. Holders of PSUs receive dividends at the same time and at the same rate as other Common Stock owners.

(4) The amounts shown represent life insurance premiums paid by the Company for the persons named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN FISCAL YEAR 2000

                                                           INDIVIDUAL GRANTS
                                      -----------------------------------------------------------
                                       NUMBER OF       % OF TOTAL
                                       SECURITIES     OPTIONS/SARS
                                       UNDERLYING      GRANTED TO       EXERCISE                      GRANT DATE
                                      OPTIONS/SARS    EMPLOYEES IN    OR BASE PRICE    EXPIRATION      PRESENT
               NAME                   GRANTED (#)     FISCAL YEAR       ($/SH)(4)         DATE       VALUE ($)(5)
               ----                   ------------    ------------    -------------    ----------    ------------
John R. Horne.....................       2,474(1)          .17            40.41         12-14-09         35,873
                                       165,126(2)        11.23            40.41         12-15-09      2,394,327
                                         9,473(3)          .64            35.22         12-20-03        137,358
                                        14,852(3)         1.01            35.22         03-17-04        215,354
                                        18,317(3)         1.25            35.22         10-19-04        265,596
                                        15,759(3)         1.07            35.22         12-14-04        228,505
                                        12,329(3)          .84            35.22         04-19-05        178,770
                                        24,443(3)         1.66            35.22         12-20-05        354,423
                                        38,241(3)         2.60            35.22         12-17-06        554,494
                                        27,653(3)         1.88            35.22         12-17-07        400,968
                                        13,969(3)          .95            35.22         12-16-08        202,550
Robert C. Lannert.................       2,474(1)          .17            40.41         12-14-09         35,873
                                        60,326(2)         4.10            40.41         12-15-09        874,727
Daniel C. Ustian..................       2,474(1)          .17            40.41         12-14-09         35,873
                                        41,626(2)         2.83            40.41         12-15-09        603,577
                                         4,962(3)          .34            36.72         12-20-03         71,949
                                         4,238(3)          .29            36.72         03-17-04         61,451
                                         2,341(3)          .16            36.72         12-14-04         33,944
                                           716(3)          .05            36.72         12-20-05         10,382
                                         5,500(3)          .37            36.72         12-17-06         79,750
                                         2,217(3)          .15            36.72         12-17-07         32,146
                                         8,680(3)          .59            36.72         12-16-08        125,860
J. Steven Keate...................       2,474(1)          .17            40.41         12-14-09         35,873
                                        41,626(2)         2.83            40.41         12-15-09        603,577
Robert A. Boardman................       2,474(1)          .17            40.41         12-14-09         35,873
                                        22,726(2)         1.55            40.41         12-15-09        329,527

---------------
(1) Incentive Stock Options

(2) Non-Qualified Options

(3) Restoration options with the following terms: granted at fair market value; becoming exercisable two years from the grant date, or, if sooner, one month before the end of the remaining term of the options they replaced; and expiring coincident with the options they replaced. Restoration options are issued when an executive uses shares of Company Common Stock to pay the option exercise price of a previously issued option.

(4) All options (other than restoration options) become exercisable under the following schedule: one-third on the first anniversary of the grant, one-third on the second anniversary, and one-third on the third anniversary.

(5) The Black-Scholes model was used to calculate the grant date present value of the options granted. The following assumptions were used to estimate the value of options: a 4.0 year expected life of the options; a dividend yield of 0%; expected volatility for Navistar Stock of 36.9%; and a risk-free rate of return of 6.1%.

            AGGREGATED OPTION/SAR EXERCISES DURING FISCAL YEAR 2000
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                        NUMBER OF
                                                                        SECURITIES              VALUE OF
                                                                        UNDERLYING             UNEXERCISED
                                                                       UNEXERCISED               IN-THE-
                                                                       OPTIONS/SARS               MONEY
                                                                     2000 FISCAL YEAR         OPTIONS/SARS
                                                                         END (#)         2000 FISCAL YEAR END($)
                                        SHARES                       ----------------    -----------------------
                                     ACQUIRED ON        VALUE          EXERCISABLE/           EXERCISABLE/
                                     EXERCISE (#)    REALIZED ($)     UNEXERCISABLE           UNEXERCISABLE
                                     ------------    ------------    ----------------    -----------------------
John R. Horne....................      272,203        5,598,023       52,451/458,302          337,411/896,439
Robert C. Lannert................        4,030           81,482      206,467/110,440        3,555,442/367,696
Daniel C. Ustian.................       38,859          674,202       18,074/ 99,453          112,917/208,253
J. Steven Keate..................        3,000           80,344       29,498/ 82,866          228,468/135,796
Robert A. Boardman...............            0                0       37,334/ 44,566          305,719/154,832

TERMINATION ARRANGEMENTS

     To assure stability and continuity of management, the Company has entered into executive termination agreements with each of its executive officers. The agreements provide that if the officer's employment is terminated by the Company for any reason other than for cause, as defined in the agreement, the officer will receive a lump sum payment varying in amounts from 200% of his or her annual base salary plus annual target bonus (for the Chief Executive Officer) to 150% of his or her annual base salary plus annual target bonus (for the other executive officers). However, if the officer's employment is terminated by the Company within 3 years after a "change in control" or prior thereto in anticipation of a change in control, the officer will receive a lump sum payment equal to the greater of: (i) three times the officer's current annual base salary plus annual target bonus; and (ii) 295% of the officer's average annual compensation during the previous five years. The agreements' definition of a "change in control" includes the acquisition by any person or group of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities. Each agreement expires June 30, 2001 and is then renewed automatically for successive one-year periods unless the Board, six months prior to the renewal date, elects not to renew it.

RETIREMENT PLANS

     The International Truck and Engine Corporation Retirement Plan for Salaried Employees ("RPSE"), which covers substantially all of the salaried employees of the Company first hired before January 1, 1996, provides annual retirement benefits based upon age, credited service and "final average annual earnings" computed on the basis of the individual's highest consecutive five years of base salary out of the ten years immediately preceding retirement, reduced by a portion of the social security benefits to which it is estimated the participant will be entitled. Benefits accrue at a lower rate for service after December 31, 1988, than for service prior to that date. Maximum benefits which may be provided to an employee under the RPSE are subject to the annual pension limitation ($140,000 in 2001, indexed for inflation) imposed for qualified plans under The Employee Retirement Income Security Act ("ERISA"). Such benefits may be subject to further limitation under ERISA because of participation in any defined contribution plan of the Company. In addition, these benefits are subject to a requirement that annual compensation in excess of an annual limit ($170,000 in 2001, indexed for inflation) is not taken into account. Employees who are first hired on or after January 1, 1996 are not eligible to participate in the RPSE.

     With respect to eligible upper level employees who retire at or after age 55 with at least 10 years of credited service, the Company also has a Managerial Retirement Objective ("MRO") Plan. The MRO Plan currently provides a retirement benefit objective based upon age, credited service and "final average annual earnings" computed on the basis of the individual's highest consecutive five years of base salary plus certain amounts of short-term incentive compensation out of the ten years immediately preceding retirement. Benefits accrue at a lower rate for service after December 31, 1988, than for service prior to that date. If the annual retirement benefits of any eligible employee from all sources from both the Company contributions and employee contributions (including benefits under the RPSE and a portion of the social security benefits to which it is estimated the individual will be entitled, but not including the International Truck and Engine Corporation 401(k) Retirement Savings Plan or any individual deferred compensation agreements) do not equal the retirement benefit objective under the MRO Plan, the Company will pay the difference to the employee. Employees who are first hired on or after January 1, 1996 are not eligible to participate in the MRO Plan.

     A substantial portion of the salaried employees of the Company, who are first hired on or after January 1, 1996, are covered by the International Truck and Engine Corporation Retirement Accumulation Plan ("RAP"), or by a comparable plan of a subsidiary company. The RAP is a defined contribution plan that provides for an annual contribution to be allocated to each participant's retirement account based on an age-weighted percentage of the participant's eligible compensation for the calendar year. The RAP also contains a 401(k) feature and provides for a company match, currently 50% of the first 6% of pretax salary reduction contributions made on behalf of the participant.

     The Company also has a Supplemental Executive Retirement Plan ("SERP"). The SERP covers certain executive officers who have attained age 55, and provides annual retirement income objectives to such executive officers who have at least five years of credited service, based upon age, credited service and "final average earnings" (as defined above for purposes of the MRO Plan). SERP objectives range from 30% to 50% of "final average earnings", and are reduced by benefits, if any, under the RPSE and the MRO Plan, by the actuarial equivalent of the executive's retirement account (but not the 401(k) or Company match accounts) under the RAP, by 50% of the participant's social security benefit and by retirement benefits from prior employers. It is estimated that the annual benefits payable under the SERP upon normal retirement (at age 65) to Mr. Keate, would be approximately 4% of his individual "final average earnings" and to Mr. Boardman, would be approximately 11% of his individual "final average earnings." It is estimated that Messrs. Horne, Lannert and Ustian would derive no benefit from the SERP. Payments under the SERP in fiscal 2000 were $288,524.

     In the event of a termination of employment by the Company following a "change in control," certain benefits under the MRO Plan and the SERP will become contractual rights and not subject to change without the consent of those affected employees who have accrued at least five years of credited service as of the date of such termination.

                              PENSION PLAN TABLES

                 ESTIMATED ANNUAL RETIREMENT BENEFIT OBJECTIVE
                        UPON NORMAL RETIREMENT AT AGE 65
           (ASSUMING ALL SERVICE IS EARNED PRIOR TO JANUARY 1, 1989)

        FINAL
       AVERAGE                                          YEARS OF SERVICE
       ANNUAL              ---------------------------------------------------------------------------
      EARNINGS                 15              20              25              30          35 AND OVER
      --------             ----------      ----------      ----------      ----------      -----------
      $ 200,000            $   72,000      $   96,000      $  120,000      $  120,000      $  120,000
        300,000               108,000         144,000         180,000         180,000         180,000
        400,000               144,000         192,000         240,000         240,000         240,000
        500,000               180,000         240,000         300,000         300,000         300,000
        600,000               216,000         288,000         360,000         360,000         360,000
        700,000               252,000         336,000         420,000         420,000         420,000
        800,000               288,000         384,000         480,000         480,000         480,000
        900,000               324,000         432,000         540,000         540,000         540,000
      1,000,000               360,000         480,000         600,000         600,000         600,000
      1,500,000               540,000         720,000         900,000         900,000         900,000
      2,000,000               720,000         960,000       1,200,000       1,200,000       1,200,000
      2,500,000               900,000       1,200,000       1,500,000       1,500,000       1,500,000
      3,000,000             1,080,000       1,440,000       1,800,000       1,800,000       1,800,000

                 ESTIMATED ANNUAL RETIREMENT BENEFIT OBJECTIVE
                        UPON NORMAL RETIREMENT AT AGE 65
            (ASSUMING ALL SERVICE IS EARNED AFTER DECEMBER 31, 1988)

        FINAL
       AVERAGE                                         YEARS OF SERVICE
       ANNUAL              -------------------------------------------------------------------------
      EARNINGS                15             20              25              30          35 AND OVER
      --------             --------      ----------      ----------      ----------      -----------
      $ 200,000            $ 51,000      $   68,000      $   85,000      $  102,000      $  120,000
        300,000              76,500         102,000         127,500         153,000         180,000
        400,000             102,000         136,000         170,000         204,000         240,000
        500,000             127,500         170,000         212,500         255,000         300,000
        600,000             153,000         204,000         255,000         306,000         360,000
        700,000             178,500         238,000         297,500         357,000         420,000
        800,000             204,000         272,000         340,000         408,000         480,000
        900,000             229,500         306,000         382,500         459,000         540,000
      1,000,000             255,000         340,000         425,000         510,000         600,000
      1,500,000             382,500         510,000         637,500         765,000         900,000
      2,000,000             510,000         680,000         850,000       1,020,000       1,200,000
      2,500,000             637,500         850,000       1,062,500       1,275,000       1,500,000
      3,000,000             765,000       1,020,000       1,275,000       1,530,000       1,800,000

     The number of years of credited service as of October 31, 2000 for Mr. Horne is 34.3; Mr. Lannert is 37.6; Mr. Keate is 6.0; Mr. Ustian is 27.7; and Mr. Boardman is 11.0.

CERTAIN RELATED TRANSACTIONS

     The Company established the Navistar International Corporation Stock Ownership Program in 1997 to more closely align the interests of shareowners and the Company's senior management. Under the Program all executive officers and certain senior managers of the Company are required to purchase and hold a specified amount of Navistar's Common Stock equal to a multiple of his or her annual base salary. During 1998,1999 and 2000 certain executive officers received full-recourse loans for the purchase price of the Common Stock they purchased from the Company. The loans have a five-year term and accrue interest at the applicable federal rate (as determined by Section 1274(d) of the Internal Revenue Code) on the purchase date for loans of such maturity, compounded annually. The loans are unsecured.

     Principal and interest is due at maturity in a balloon payment. The payment of the loan will be accelerated if a participant's employment is terminated for cause or for certain other reasons prior to or following a change of control. In the event of retirement, there is no loan acceleration. The loan may be prepaid at any time at the participant's option.

     The following executive officers of the Company have outstanding loans under the Program. The table indicates the largest amount of the indebtedness outstanding during fiscal year 2000, the interest rate charged, and the aggregate outstanding balance as of December 31, 2000:

                                             MAXIMUM                 AGGREGATE
                                           INDEBTEDNESS             OUTSTANDING           INTEREST
                                              DURING               BALANCE AS OF            RATE
               NAME                      FISCAL YEAR 2000        DECEMBER 31, 2000           (%)
               ----                      ----------------        -----------------        --------
Robert A. Boardman.................           381,441                  385,457              6.65
John R. Horne......................         1,374,561                1,389,033              6.65
Thomas M. Hough....................            64,040                   64,728              6.80
                                               42,043                   42,486              6.65
David J. Johanneson................           347,668                  351,329              6.65
J. Steven Keate....................           101,368                  102,435              6.65
Robert C. Lannert..................           625,040                  631,621              6.65
                                              624,067                  630,394              6.39
Mark T. Schwetschenau..............            83,154                   83,907              5.68
                                               58,231                   58,771              5.82
Daniel C. Ustian...................           265,082                  267,873              6.65
Dennis W. Webb.....................           165,594                  167,338              6.65
Brian B. Whalen....................           247,903                  250,513              6.65

         PROPOSAL NO. 2 -- SHAREOWNER PROPOSAL REGARDING REDEMPTION OF
              RIGHTS ISSUED UNDER COMPANY'S SHAREOWNER RIGHTS PLAN

     GAMCO Investors, Inc, One Corporate Center, Rye, New York 10580, who is the owner of 2,800,471 shares of Common Stock, has submitted the following proposal and supporting statement for inclusion in this Proxy Statement, and stated its intention to present the proposal at the Annual Meeting:

RESOLVED: That the shareholders of Navistar International Corporation (the
          "Company") hereby request the Board of Directors to redeem the Preferred Share Purchase Rights issued on April 20, 1999, unless said issuance is approved by the affirmative vote of a majority of the outstanding shares at meeting of the shareholders held as soon as practical.

Shareowner Supporting Statement

     On April 20, 1999, the Board of Directors adopted a Rights Agreement, which authorized the issuance of one preferred share purchase right (the "Rights") for each outstanding share of common stock of the Company. These Rights are a type of corporate anti-takeover device, commonly known as a "poison pill."

     The Rights are exercisable when a person or group acquires a beneficial interest in 15% or more of the common stock of the Company, or announces a tender or exchange offer that would result in such person or group owning 15% or more of the Company's common stock. The result of the issuance of the Rights is to vastly increase the cost to a potential bidder of effecting any merger or tender offer that is not approved by the Board of Directors. The Company may redeem the Rights for $.01 per Right.

     We believe the shareholders are entitled to decide on what is a fair price for their holdings. However, as a consequence of the poison pill, potential bidders for the Company's stock are forced to negotiate with management, and are effectively precluded from taking their offer directly to the shareholders.

     The Board, in an effort to improve shareholder value, should redeem the Rights or put their continuance to a shareholder vote as soon as practical.

     WE URGE SHAREHOLDERS TO VOTE FOR THIS RESOLUTION.

RESPONSE OF YOUR BOARD OF DIRECTORS IN OPPOSITION TO THE SHAREOWNER PROPOSAL

     Your Board of Directors unanimously recommends a vote "AGAINST" Shareowner Proposal No. 2. Withdrawal by your Board of the Company's Shareholder Rights Plan would wipe out the significant protection provided shareowners by the Rights Plan.

     Your Board's fiduciary duty to shareowners is to evaluate any bona fide acquisition offer presented to the Board, and to determine whether any offer would deliver full value to shareowners. The Shareholder Rights Plan provides the means for your Board to fulfill this duty.

     The Shareholder Rights Plan protects the Company's shareowners against unsolicited attempts to gain control of the Company that would not provide full value to shareowners. Examples of acquisition tactics that are not in the best interest of, and in fact are unfair to, shareowners are partial or two-tier bids that fail to treat all shareowners equally and creeping acquisition tactics that result in control of a publicly-listed company through market stock purchases.

     There is strong empirical evidence that acquisition premiums for takeover target companies with rights plans such as the Company's Shareholder Rights Plan are, on average, higher than premiums paid to companies without rights plans. There are further indications, based on evidence, that rights plans do not reduce the likelihood of a company becoming a takeover target, and do not increase the likelihood of the defeat or withdrawal of a takeover bid.

     The Company's Shareholder Rights Plan puts in place major benefits to shareowners.

     The plan enables your Board, as your elected representatives, to maximize the value for, and protect the interests of, the Company's shareowners in the event of an acquisition offer. The plan encourages a bidder for the Company to negotiate with your Board. This strengthens your Board's bargaining position with the bidder. The plan gives your Board a greater period of time to evaluate an acquisition offer, rather than have you, the shareowners, subjected to external pressures and timeframes without the benefit of Board consideration. The Company's Shareholder Rights Plan permits your Board to reject an offer that does not reflect the full value of the Company or that is not fair to all shareowners, or to seek alternative proposals that would better reflect the full value of the Company and treat all shareowners fairly.

     These benefits to shareowners would be lost if the shareowner protection embodied in the Shareholder Rights Plan were taken away, as Proposal No. 2 would do. Redeeming the rights would take from your Board an essential tool to protect shareowners. In the interest of shareowners, your Board believes that any decision to redeem the rights should be made in the context of a specific acquisition offer.

     FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST SHAREOWNER PROPOSAL NO. 2.

                               OTHER INFORMATION

ANNUAL REPORTS

     A copy of our Annual Report, which includes our Consolidated Financial Statements for the three years ended October 31, 2000, was mailed to all shareowners of record as of January 5, 2001. The Annual Report is not to be regarded as proxy soliciting materials.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of holdings and transfers of Navistar stock with the U.S. Securities and Exchange Commission and the New York Stock Exchange and to provide copies of those reports to the Company. Based on our review of those reports received by the Company, or written representations from certain reporting persons, we believe that in 2000 our directors, executive officers and ten percent shareowners made all required filings on time.

PROXY SOLICITATION

     The cost of this proxy solicitation will be borne by the Company. Corporate Investor Communications, Inc. ("CIC"), 111 Commerce Road, Carlstadt, New Jersey 07072-2586, has been retained to assist in the solicitation of proxies and will receive a fee not to exceed $10,500 plus expenses. Proxies may also be solicited by directors, officers and employees of the Company at no additional cost. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock and will be reimbursed for their reasonable expenses incurred in forwarding such matters.

SHAREOWNER PROPOSALS FOR THE 2002 ANNUAL MEETING

     Under the rules of the U.S Securities and Exchange Commission, proposals of shareowners intended to be presented at the Company's 2002 Annual Meeting must be received by the Company's Secretary at the principal executive offices of the Company, 455 North Cityfront Plaza Drive, Chicago, Illinois 60611, no later than the close of business on September 17, 2001 for inclusion in the proxy statement and the proxy related to that meeting. In addition, the Company's Bylaws provide that any shareowner wishing to bring any matter before the annual meeting must notify the Company in writing not less than 120 days nor more than 180 days in advance of the meeting, and the notice must meet other requirements contained in the Bylaws.

INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche LLP, Two Prudential Plaza, 180 N. Stetson Avenue, Chicago, Illinois 60601, has been selected to examine the financial statements of the Company for the current fiscal year ending October 31, 2001. Representatives of Deloitte & Touche, LLP will be present at the annual meeting, will have the opportunity to make a statement, and will also respond to appropriate questions.

                                          By Order of the Board of Directors,

                                          /s/ MARY PATRICIA CAHILL

                                          Mary Patricia Cahill
                                          Secretary
                                          January 19, 2001

                                                                       EXHIBIT A

                            AUDIT COMMITTEE CHARTER
               NAVISTAR INTERNATIONAL CORPORATION ("CORPORATION")

     The Audit Committee is appointed by the Board of Directors ("Board") to assist the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Corporation, the assessment of business risk management, and for other such duties as directed by the Board.

     The membership of the Audit Committee shall consist of at least three Directors all of whom will be generally knowledgeable in financial and auditing matters as determined by the Board, including at least one member with accounting or related financial management expertise. Once a year, there will be a written affirmation of compliance to the New York Stock Exchange on the financial literacy of all Audit Committee members and the financial management expertise of one member. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and shall meet the Independent Director requirements as defined in the Board's Corporate Governance Guidelines adopted on October 18, 1994, and as set forth in the Audit Committee standards of the New York Stock Exchange and as both may be amended over time. An Independent Director appointed by the Board shall chair the Audit Committee. He or she shall be responsible for leadership of the Audit Committee, including reviewing the agenda, presiding over the meetings, and reporting to the Board of Directors. The Chairperson will also maintain regular liaison with the management of the Corporation, the lead independent audit partner and the chief internal audit executive.

     The Audit Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose. In carrying out these responsibilities, the Committee shall have full access to the independent public accountants, the internal auditors, the general counsel, any of the Corporation's non-employee attorneys and advisors, and executive and financial management in scheduled joint sessions or private meetings. Similarly, the Corporation's independent public accountants, internal auditors, general counsel, and executive and financial management will have full access to the Committee and to the Board of Directors and each is responsible for bringing before this Committee or its Chairperson in a timely manner any matter he/she feels appropriate to the discharge of the Committee's responsibility.

     The Audit Committee will reassess the Charter annually and present it to the Board for its formal review and approval. There will be an annual written affirmation of compliance addressed to the New York Stock Exchange that the Board has approved the Charter. The Audit Committee will publish an annual statement in the proxy regarding their charter. The Audit Committee Charter will be published in the annual report or proxy statement at least once every three years.

     The function of the Audit Committee shall be to advise Management and to exercise the following powers and duties with respect to the following matters involving the Corporation and, unless otherwise specified, any of its direct or indirect subsidiaries:

     1. Review Navistar International Corporation's annual financial statements, annual reports, registration statements, and material amendments to any of them, as filed with the U.S. Securities and Exchange Commission; and recommend to the Board the inclusion of the Corporation's audited financial statements in the Corporation's annual report on Form 10-K. The review shall include consideration of the application of the Corporation's accounting principles and their impact on the quality of its financial reporting.

     2. Review with management and the independent auditor the quarterly financial information prior to the Corporation's filing of Form 10-Q. This review may be performed by the Committee or its Chairperson.

     3. Review the Corporation's programs for compliance with the financial disclosure requirements of applicable law.

     4. Review the auditing of the Corporation's accounts with the independent public accountant, including the plan, fees and the results of their auditing engagements.

     5. Recommend to the Board the independent public accountant to be selected or retained to audit the financial statements of the Corporation. In so doing, the Audit Committee will request from the public accountant a written affirmation that the public accountant is in fact independent, discuss with the public accountant any relationships that may impact the auditor's independence, and recommend to the Board any actions necessary to oversee the public accountant's independence. The independent public accountant is ultimately accountable to the Board of Directors and the Audit Committee.

     6. Review the Corporation's processes to maintain an adequate system of internal controls.

     7. Provide guidance and oversight to the internal audit activities of the Corporation including reviewing the organization, plans and results of such activities.

     8. Review the Corporation's compliance with the Board's Policy on Ethical Business Conduct and the Environmental Protection Policy and Management Program.

     9. Review expenses reported by the Board of Directors and the executive officers of Navistar International Corporation and its direct subsidiaries.

     10. Review the Corporation's programs and policies concerning non-financial risks, which from time to time, might include: product integrity, employee safety, equal employment opportunities, environmental protection, charitable contributions, and issues of social responsibility.

     11. Discuss with management the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

     12. Provide recommendations to the Board regarding any proposal received from any shareowner concerning any of the foregoing matters which the shareowner proposes to present for action by the Corporation's shareowners.

     13. Perform such other duties and responsibilities as may be assigned to the Audit Committee by the Board.

AS REVISED BY THE BOARD OF DIRECTORS ON APRIL 18, 2000.

                                     NOTES

SM-101-72

                       NAVISTAR INTERNATIONAL CORPORATION

                                                                                                        Please mark    [ X ]
                                                                                                        your vote as
                                                                                                        indicated in
                                                                                                        this example


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED.     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 2.

1. Election of Directors -        FOR all            WITHHOLD         2. Shareowner proposal to redeem the rights issued under the
                              nominees listed        AUTHORITY           Shareholder Rights Plan.
1. Michael N. Hammes            to the left       to vote for all
2. John R. Horne             (except as marked    nominees listed
3. Southwood J. Morcott       to the contrary)      to the left                      FOR         AGAINST        ABSTAIN
4. William F. Patient              [   ]               [   ]                        [   ]         [   ]          [   ]

WITHHELD FOR: (write the nominee's name in the space provided below)  If you plan to attend the Annual Meeting, please mark
                                                                      here.                                                  [   ]

__________________________________________________________________    MARK HERE TO HAVE YOUR VOTE REMAIN CONFIDENTIAL.       [   ]

                                                                           Do not mail future Annual Reports from this
                                                                    ____   account. Another is received at this household.   [   ]
                                                                        |
                                                                        |  NOTE: Please sign exactly as name appears hereon. For
                                                                        |  joint accounts both owners should sign. When signing as
                                                                           executor, administrator, attorney, trustee or guardian,
                                                                           etc., please sign your full title.

                                                                           Dated: _________________________________________, 2001


                                                                           ______________________________________________________
                                                                                                Signature

                                                                           ______________________________________________________
                                                                                                Signature
------------------------------------------------------------------------------------------------------------------------------------
                                                     /\ FOLD AND DETACH HERE /\

                                      --------------------------------------------------------
                                        [PHONE]           VOTE BY TELEPHONE          [PHONE]
                                                  QUICK * * * EASY * * * IMMEDIATE
                                      --------------------------------------------------------

                                     YOUR VOTE IS IMPORTANT! - YOU CAN VOTE IN ONE OF TWO WAYS:
             1. TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day-7 days a week.
                              There is NO CHARGE to you for this call. - Have your proxy card in hand.
       You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form.

------------------------------------------------------------------------------------------------------------------------------------
OPTION 1:                     To vote as the Board of Directors recommends on ALL proposals, press 1
------------------------------------------------------------------------------------------------------------------------------------
                                             WHEN ASKED, PLEASE CONFIRM BY PRESSING 1.
------------------------------------------------------------------------------------------------------------------------------------
OPTION 2:                     If you choose to vote on each Proposal separately, press 0. You will hear three instructions:
------------------------------------------------------------------------------------------------------------------------------------
                              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED.
                              Proposal 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.
                              To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

                              THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREOWNER'S PROPOSAL.
                              Proposal 2 - To Vote FOR, press 1; AGAINST press 9; ABSTAIN, press 0.

                              If you wish your attendance at the Annual Meeting, Confidential Voting or eliminate future receipt of
                              Annual Reports for this account, please follow the recorded directions.
                                                                 OR
2. TO VOTE BY PROXY:          Mark, sign and date your proxy card and return promptly in the enclosed envelope.
                              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1 - THANK YOU FOR VOTING
                                        If you vote by telephone, DO NOT mail back your proxy

PROXY
                       NAVISTAR INTERNATIONAL CORPORATION
              PROXY FOR ANNUAL MEETING TO BE HELD FEBRUARY 20, 2001
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY APPOINTS JOHN R. HORNE, ROBERT C. LANNERT, AND ROBERT A. BOARDMAN, AND EACH OF THEM, PROXIES, WITH POWER OF SUBSTITUTION, TO VOTE ALL STOCK OF THE UNDERSIGNED, AT THE ANNUAL MEETING OF NAVISTAR INTERNATIONAL CORPORATION TO BE HELD FEBRUARY 20, 2001, AND AT ANY ADJOURNMENT OR POSTPONEMENTS THEREOF, ON ANY BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. IN THEIR DISCRETION, THE PROXIES ARE HEREBY AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATION MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND AGAINST PROPOSAL 2.


       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\

Dear Shareowner:

          On the reverse side of this card are instructions on how to vote for each proposal by telephone. Please consider voting by telephone. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient and it also saves the Company money.

          We also ask you to notify the Company if you are receiving multiple copies of the Company's Annual Report at your household. You can also do so by checking the box above. If you do so the Company can save money by reducing the number of annual Reports it must print to mail.

          Thank you for your attention to these matters.

          Registered shareholders may view their shareholdings through the Transfer Agent, Mellon Investor Services' website

            You can view and transact the following information via a
                    secured Internet site at your convenience

                      **Your account profile information**
                           **Your certificate detail**
                             **Change your address**

                     https://vault.mellon-investor.com/isd/
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                   AVAILABLE 24 HOURS PER DAY, 7 DAYS PER WEEK
                                       OR
                       Contact Mellon Investor Services at
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